Exhibit 99.1

5350 NE Dawson Creek Drive
Hillsboro, Oregon
USA 97124-5793
Phone: 503 726-7500

NEWS RELEASE

For more information contact:

Fletcher Chamberlin

Treasurer & Communications Director

fletcher.chamberlin@fei.com

(503) 726-7710

FEI Company Announces Share Repurchase Plan

HILLSBORO, Ore., September 20, 2010 — FEI Company (Nasdaq: FEIC) announced that its board of directors has authorized a stock repurchase program that enables the company to purchase up to 4 million shares of its common stock from time to time in the open market. The amount and timing of specific repurchases are subject to market conditions, applicable legal requirements and other factors. The purchases will be funded from existing cash resources and may be suspended or discontinued at any time.

“This authorization reflects our track record of strong cash flow, a positive outlook and commitment to shareholder value,” comment Don Kania, president and CEO of FEI. “In addition to the share repurchase program, FEI has the financial resources to pursue value-enhancing acquisitions. At current prices, purchases will be accretive to our earnings per share, and we believe they represent a good value for our shareholders.”

About FEI:

FEI (Nasdaq: FEIC) is a leading diversified scientific instruments company. It is a premier provider of electron and ion-beam microscopes and tools for nanoscale applications across many industries: industrial and academic materials research, life sciences, semiconductors, data storage, natural resources and more. With a 61-year history of technological innovation and leadership, FEI has set the performance standard in transmission electron microscopes (TEM), scanning electron microscopes (SEM) and DualBeams™, which combine a SEM with a focused ion beam (FIB). FEI’s imaging systems provide 3D characterization, analysis and modification/prototyping with resolutions down to the sub-Ångström (one-tenth of a nanometer) level. FEI’s NanoPorts in North America, Europe and Asia provide centers of technical excellence where its world-class community of customers and specialists collaborate. FEI has approximately 1,800 employees and sales and service operations in more than 50 countries around the world. More information can be found at: www.fei.com.

Safe Harbor Statement

This news release contains forward-looking statements regarding FEI’s plan to repurchase a portion of its common shares in the open market. Factors that could affect these statements include the company’s overall financial and cash generation performance, potential other uses for the company’s cash, potential limitations on repurchases due to the company’s existing credit arrangements, conditions in the market for the company’s stock and other corporate developments. Please also refer to our Form 10-K, Forms 10-Q, Forms 8-K and other filings with the Securities and Exchange Commission for additional information on these factors and others that could cause actual results to differ materially from the forward-looking statements. FEI assumes no duty to update forward-looking statements.

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